UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1 /A
Amendment #1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUTOTOOLTECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)

Nevada	3420	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

101 ½ Mary Street West
Whitby, ON, Canada, L1N 2R4
Tel: (905) 430-6433
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

National Registered Agents, Inc., of Nevada
100 East William Street, Suite 204,
Carson City, NV, 89701
Tel: 609.716.0300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

Dennis Brovarone
Attorney at Law
18 Mountain Laurel Drive
Littleton, CO 80127
_______________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:
[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

Title of Each Class of	Amount to be	Proposed	Proposed Maximum	Amount of
Securities to be Registered	Registered (2)	Maximum	Aggregate Offering	Registration Fee
		Offering Price	Price (1)	($)
		per Security (1)	($)
($)
Shares of Common Stock, par value $0.0001	15,000,000	0.02	300,000	34.83 (3)

(1)       Estimated solely for purposed of calculating the registration fee under Rule 457(a) and (o) of the Securities Act.

(2)       An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(3)       Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Subject to completion, dated _______________________, 2012

The information in this prospectus is not complete and may be amended. The Registrant may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED _______________________, 2012

PRELIMINARY PROSPECTUS

AUTO TOOL TECHNOLOGIES INC.

15,000,000 SHARES OF COMMON STOCK

OFFERING PRICE $0.02 PER SHARE

This prospectus relates to the offering (the Offering”) by Auto Tool Technologies Inc. (the “Company”, “us”, “we”, our”) of a maximum of 15,000,000 shares (the “Offering”) of our common stock at an offering price of $0.02 per share. There is no minimum for this Offering. The Offering will commence promptly on the date upon which this prospectus is declared effective by the SEC and will continue for 180 days. At the discretion of our management, we may discontinue the Offering before expiration of the 180 day period or extend the Offering for up to 90 days following the expiration of the 180-day Offering period. We will pay all expenses incurred in this Offering. If all of the shares offered by us are purchased, the gross proceeds to us will be $300,000.

The offering of the 15,000,000 shares is a direct primary offering, which means that our director and officer will use her efforts to sell the common stock and there is no commitment by any person to purchase any shares. The shares will be offered at a fixed price of $0.02 per share for the duration of the offering. There is no minimum number of shares required to be sold to close the offering. Proceeds from the sale of the shares will be used to fund our business development. The offering date is the date by which this registration statement becomes effective. This is a direct participation offering since we, and not an underwriter, are offering the stock.

This is a direct participation offering since we are offering the stock directly to the public without the participation of an underwriter. Our officers and directors will be solely responsible for selling shares under this Offering and no commission will be paid on any sales.

AN INVESTMENT IN OUR SECURITIES IS SPECULATIVE. INVESTORS SHOULD BE ABLE TO AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

Prior to this Offering, there has been no public market for our common stock and we have not applied for the listing or quotation of our common stock on any public market. We have arbitrarily determined the offering price of $0.02 per share in relation to this Offering. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our shares will develop or will be sustained if developed.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

SUMMARY INFORMATION	1
RISK FACTORS	5
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	12
DILUTION	12
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION	13
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	16
DESCRIPTION OF BUSINESS	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS
DESCRIPTION OF PROPERTY	18
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION	20
FINANCIAL STATEMENTS	30

PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 8 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Corporate Background and Business Overview

We were incorporated under the laws of the state of Nevada on May 10, 2011 and are engaged in the distribution of hand tools throughout Canada. Our fiscal year end is December 31. We have one subsidiary, DSL Products Limited, which we acquired via a share exchange on December 30, 2011 in exchange for 30,000,000 shares of our common stock, and which operates our hand tool distribution business. Our business offices are currently located at 101 ½ Mary Street West, Whitby, Ontario, Canada, L1N 2R4. The address of agent for service in Nevada and registered corporate office is c/o National Registered Agents, Inc. of Nevada, 100 East William Street, Suite 204, Carson City, NV, 89701. Our telephone number is (905) 430-6533.

We import and market hand tools, automotive accessories, lawn and garden products, home products, accessories and attachments for power tools, plumbing products, consumer mechanics tools, cargo control systems and accessories and fasteners. These products are sold to professional end users, distributors, and consumers, and are primarily distributed through retailers (including auto parts stores, home centers, mass merchants, hardware stores, and retail lumber yards).

Hand tools include measuring and levelling tools, hex key sets, hammers, demolition tools, knives and blades, screwdrivers, saws, chisels, clamps and clamping systems and consumer tackers. Automotive accessories include fuses and fuse sets, o-rings sets, specialty tools, tune-up kits, tire repair kits, electrical test kits, jumper cable sets, and mechanic gloves. Electric power tools equipment includes drill bits, grinders, various saws, polisher pads, routers bits, laser products. Lawn and garden products include work gloves, pruners, shears, and related accessories. Home products are comprised of cable ties, scissors, calculators, magnifying glasses, flexible flashlights, paint tools and cleaning brushes. Accessories and attachments for power tools include drill bits, hammer bits, router bits, hacksaws and blades, circular saw blades, jig and reciprocating saw blades, diamond blades, screwdriver bits and quick-change systems, and worksite tool belts and bags. Consumer mechanics tools include wrenches and sockets sets. Cargo control systems include ratchet tie-down straps, cambuckle sets, tow ropes, bungee cord sets and cargo nets.

Our products are sold throughout Canada. We have engaged the services of a national manufacturer’s agency who call on current and prospective customers. Our website is located at www .toolcachecanada. com. The sales agency is fully trained in product knowledge and our sales policies. We also sell our products via our website which has on-line ordering capability and is secure and individualized to the respective customer.

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

      (A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

      (B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

      (C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

      (D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b -2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

Summary of the Offering

Shares of common stock being offered by the Registrant:	Up to 15,000,000 shares of our common stock.

Offering price:	$0.02 per share of common stock.

Number of shares outstanding before the Offering:	As of August 3, 2012 we had 35,000,001 shares of our common stock issued and outstanding, and no issued and outstanding convertible securities.

Number of shares outstanding after the Offering	50,000,001 if all of the shares being offered are sold

Market for the common stock:

There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application on our behalf to have our common stock quoted on the Over-the-Counter Bulletin Board. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that a trading market for our stock will develop or be sustained if developed

Use of Proceeds:

If we are also successful in selling all 15,000,000 shares contained in the Maximum Offering, our gross proceeds will total $300,000. We intend to use all the proceeds received from this Offering to execute our business plan.

If we sell 25% or less of our shares under the Offering, we will have to seek out additional capital from alternate sources to execute our business plan. If such funds are not available, our business would likely fail and any investment would be lost. No assurance can be given that the net proceeds from the total number of shares offered hereby or any lesser net amount will be sufficient to accomplish our goals.

Risk Factors:	See the “Risk Factors” beginning on page 4 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

Duration of Offering	The shares are offered by our sole officer and director for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Consolidated Statement of Operations

	Year Ended December 31, 2011 ($)	Year Ended December 31, 2010 ($)	Three Months Ended March 31, 2012 ($) (unaudited)	Three Months Ended March 31, 2011 ($) (unaudited)
Revenues	973,813	1,008,455	157,245	187,296
Expenses	403,777	351,658	80,350	81,310
Net Profit (Loss)	(39,763)	18,779	(11,167)	(10,974)
Net Profit (Loss) per share	(0.00)	0.00	(0.00)	(0.00)

Consolidated Balance Sheet Data

	December 31, 2011 ($)	December 31, 2010 ($)	March 31, 2012 ($) (unaudited)
Working Capital (Deficiency)	(213,559)	(116,659)	(149,954)
Total Assets	631,642	678,220	600,435
Total Liabilities	430,148	441,220	405,935

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

If the pace of recovery in the retail, residential and commercial markets in Canada is sluggish, or general economic conditions do not improve, it could have a material adverse effect on our business.

We conduct business in Canada. As a result of this limited exposure, our business could be adversely affected by a decline in the Canadian and international economies, particularly with respect to residential and commercial markets, including, but not limited to recession, inflation or deflation. It is possible any such softness may result in an unfavourable impact on sales, earnings and cash flows. Also, any deterioration of retail, automotive, residential or commercial construction markets, changes in consumer purchasing power or in general economic conditions, could reduce demand for our products and therefore have a material adverse effect on sales, earnings and cash flows. In addition, due to such economic conditions, it is possible certain customers' credit-worthiness may erode resulting in write-offs of customer receivables.

Our growth is heavily reliant on its DIY business. We may not be able to successfully develop new business segments suitable for future business growth.

We expend significant resources identifying opportunities to acquire new lines of business that could contribute to our success and expansion into existing and new markets. If we successfully integrate the acquired companies and effectively implement our repositioning strategy, there can be no assurance that these acquired businesses will enjoy continued market acceptance or profitability.

In addition, there can be no assurance that we will be able to successfully identify suitable future business segments, negotiate appropriate terms, obtain the necessary financing, complete the transactions or successfully integrate the new businesses as necessary to continue our growth and repositioning strategies. If we are unable to successfully integrate new businesses, it could have a material adverse affect on our business, financial condition and future growth.

We have incurred, and may incur in the future, significant indebtedness, which may impact the manner in which we conduct business or our access to external sources of liquidity.

The instruments and agreements governing certain of our current indebtedness contain requirements that include, among other things, customary events of default.

If an event of default occurs and is continuing, we might be required to repay all amounts outstanding under the respective instrument or agreement.

Future instruments and agreements governing indebtedness may impose other restrictive conditions or covenants. Such covenants could restrict us in the manner in which we conduct business and operations as well as in the pursuit of our growth and repositioning strategies.

Our results of operations could be negatively impacted by inflationary or deflationary economic conditions which could affect the ability to source finished goods in a timely and cost-effective manner.

We source certain finished goods directly from vendors. If we are unable to mitigate any inflationary increases through various customer pricing actions and cost reduction initiatives, its profitability may be adversely affected.

Conversely, in the event there is deflation, we may experience pressure from its customers to reduce prices; there can be no assurance that we would be able to reduce our cost base (through negotiations with suppliers or other measures) to offset any such price concessions which could adversely impact results of operations and cash flows.

Tight capital and credit markets could adversely affect us by limiting our or our customers' ability to borrow or otherwise access liquidity.

Our growth plans are dependent on, among other things, the availability of funding to support corporate initiatives and the ability to increase sales of existing product lines. While we have not encountered financing difficulties to date, the capital and credit markets experienced extreme volatility and disruption in late 2008 and in early 2009. Market conditions could make it more difficult for us to borrow or otherwise obtain the cash required for significant new corporate initiatives. In addition, there could be a number of follow-on effects from such a credit crisis on our businesses, including: insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies.

We require between $400,000 and $450,000 in funding to implement our e-commerce sales portal over the next 12 months. If we do not secure additional funding, we may not be able to distribute and sell our products, which will affect our ability to generate revenues and achieve profitability.

We are registering $300,000 worth of our securities through this Prospectus. Even if we are able to sell of the offered securities, we will require an additional $100,000 to $150,000 in financing from other sources and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we are not able to raise an additional $400,000 to $450,000 in new capital, we may not be able to implement the corporate developments which we believe will increase our company’s profitability and client base. If we are able to raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per-share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things, host our business to consumer tools sales website, which would negatively impact our business and our ability to increase revenues and achieve profitability.

We are exposed to market risk from changes in foreign currency exchange rates which could negatively impact profitability.

We sell our products in Canada. As a result, there is exposure to foreign currency risk as we enter into transactions denominated in foreign currencies. Our predominant exposures are in United States, Canadian and Asian currencies, including the Chinese Renminbi ("RMB"). With respect to the effects on earnings, if the Canadian currency weakens relative to other currencies, our earnings could be negatively impacted. The translation impact may be more material in the future. We have not utilized risk management tools such as hedging.

We acquire many products from our suppliers that are manufactured in China and other Asian low-cost countries. To the extent the RMB or other currencies appreciate with respect to the U.S. dollar, we may experience cost increases on such purchases. We may not be successful at implementing customer pricing or other actions in an effort to mitigate the related cost increases and thus its profitability may be adversely impacted.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import large quantities of finished goods and component parts. Substantially all of our import operations are subject to customs requirements and to tariffs and quotas set by governments through mutual agreements, bilateral actions or, in some cases unilateral action. In addition, the countries in which our products and materials are manufactured or imported may from time to time impose additional quotas, duties, tariffs or other restrictions on its imports (including restrictions on manufacturing operations) or adversely modify existing restrictions. Imports are also subject to unpredictable foreign currency variation which may increase our cost of goods sold. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Although these trade agreements generally have positive effects on trade liberalization, sourcing flexibility and cost of goods by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country, trade agreements can also impose requirements that adversely affect our business, such as setting quotas on products that may be imported from a particular country into key markets including the U.S. or the European Union, or making it easier for other companies to compete, by eliminating restrictions on products from countries where our competitors source products.

Our ability to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes, severe weather or increased homeland security requirements in the U.S. and other countries. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Changes in customer preferences, the inability to maintain mutually beneficial relationships with large customers, inventory reductions by customers, and the inability to penetrate new channels of distribution could adversely affect our business.

We have three significant customers who together comprise a total of 42% of our net sales as of December 31, 2011. The loss or material reduction of business, the lack of success of sales initiatives, or changes in customer preferences or loyalties, for our products related to any such significant customer could have a material adverse impact on our results of operations and cash flows. In addition, our major customers are volume purchasers which are much larger than us and have strong bargaining power with suppliers. This limits the ability to recover cost increases through higher selling prices. Furthermore, unanticipated inventory adjustments by these customers can have a negative impact on sales.

During 2010 we experienced significant distributor inventory corrections reflecting de-stocking of the supply chain associated with difficult credit markets. Such distributor de-stocking exacerbated sales volume declines pertaining to weak end user demand and the broader economic recession. Our results may be adversely impacted in future periods by such customer inventory adjustments. Further, the inability to continue to penetrate new channels of distribution may have a negative impact on our future results.

Customer consolidation could have a material adverse effect on our business.

A significant portion of our products are sold through a wide variety of auto parts stores and home improvement stores in Canada. A consolidation of retailers in both Canada and the United States has occurred over time and the increasing size and importance of individual customers creates risk of exposure to potential volume loss. The loss of certain larger customers would have a material adverse effect on our business until either such customers were replaced or we made the necessary adjustments to compensate for the loss of business.

We sell and market branded products which are important assets of our businesses and violation of trademark rights by imitators, or the failure of our suppliers or vendors to comply with our product quality, packaging requirements, marketing standards, and other requirements could negatively impact revenues and brand reputation.

Unauthorized use of our products` trademark rights may not only erode sales of our products, but may also cause significant damage to our brand name and reputation, interfere with our ability to effectively represent us to our customers, contractors, suppliers, and increase litigation costs. Similarly, failure by vendors to adhere to our standards of quality and other contractual requirements could result in loss of revenue, increased litigation, and/or damage to our reputation and business.

Successful sales and marketing efforts depend on our ability to recruit and retain qualified sales personnel.

The success of our efforts to grow our business depends on the contributions and abilities of our agency sales force and other personnel, including the ability to achieve adequate customer coverage. Our company must therefore continue to train and motivate sales agents and other personnel sufficiently to maintain its current business and support its projected growth. A shortage of these key personnel might jeopardize the Company's ability to implement its growth strategy.

We are exposed to credit risk on its accounts receivable.

Our outstanding trade receivables are not covered by collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our trade receivables, there can be no assurance such procedures will effectively limit our credit risk and avoid losses, which could have an adverse affect on our financial condition and operating results.

Low demand for new products and the inability to develop and introduce new products at favourable margins could adversely impact our performance and prospects for future growth.

Our competitive advantage is due in part to our ability to acquire and introduce new products in a timely manner at favorable margins. The uncertainties associated with introducing new products, such as market demand and costs, may impede the successful development and introduction of new products on a consistent basis. Our investments in new product supplies and commitments to fund advertising and product promotions in connection with these new products could erode profits if those expectations are not met.

Risks Relating to Our Common Stock

The proceeds of this offering, if any, may not be sufficient to fund planned operations and may not even cover the costs of the offering and you may lose your entire investment.

We are offering a maximum of 15,000,000 shares of our common stock at $0.02 per share, however there is no minimum to our offering. Funds we raise in this offering, if any, may not be sufficient to fund our planned operations and may not even cover the costs of this offering. If we are not able to raise any funds in this offering, our company will be in a worse financial position then prior to commencement of the offering as we will still incur the costs of this offering. If we do not raise sufficient funds in this offering to fund our operations or even cover the costs of this offering, you may lose your entire investment.

Rossland Asset Management Ltd., owns approximately 86% of the shares of common stock prior to any shares being issued under this prospectus. Its interest could conflict with the investors which could cause investors to lose all or part of their investment.

Rossland Asset Management Ltd., owns, or has control over, approximately 86% of our issued and outstanding common stock, before any shares are issued under this Prospectus. Even if we sell all of the shares under this prospectus, Rossland Asset Management Ltd., will still own approximately 60% of our issued and outstanding shares. As such, Rossland Asset Management Ltd., is able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of our management but not in the interest of the shareholders. This beneficial ownership and potential effective control on all matters relating to our business and operations could eliminate the possibility of shareholders changing the management in the event that the shareholders did not agree with the conduct of the officers and directors. Additionally, shareholders would potentially not be able to obtain the necessary shareholder vote to affect any change in the course of our business. This lack of shareholder control could prevent the shareholders from removing from the Board of Directors any directors who are not managing the company with sufficient skill to make it profitable, which could prevent us from becoming profitable, and in turn cause investors to lose all or part of their investment.

We are selling this Offering without an underwriter and may be unable to sell any shares.

This Offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our director and officer, who will receive no commissions or other remuneration from any sales made hereunder. She will offer the shares to friends, family members, and business associates; however, there is no guarantee that she will be able to sell any of the shares. Unless she is successful in selling all of the shares and we receive the proceeds from this Offering, we may have to seek alternative financing to implement our plan of operations.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop or be sustained after this Offering. . After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the Over-the-Counter Bulletin Board. We must satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board or a public market for our common stock may not materialize if it becomes quoted.

If our securities are not eligible for initial or continued quotation on the Over-the-Counter Bulletin Board or if a public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2012, including a Form 10-K for the year ended December 31, 2012, assuming this registration statement is declared effective before that date. At or prior to December 31, 2012, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 2,000 shareholders (of which 500 may be unaccredited) and total assets of more than $10 million on December 31, 2012. If we do not file a registration statement on Form 8-A at or prior to December 31, 2012, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of their investment.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the Over-the-Counter Bulletin Board following this Offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

  variations in quarterly operating results;

  our announcements of significant contracts and achievement of milestones;

  our relationships with other companies or capital commitments;

  additions or departures of key personnel;

  sales of common stock or termination of stock transfer restrictions;

  changes in financial estimates by securities analysts, if any; and

  fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

We arbitrarily determined the price of the shares of our common stock to be sold pursuant to this prospectus, and such price does not reflect the actual market price for the securities. Consequently, there is an increased risk that you may not be able to re-sell our common stock at the price you bought it for.

The initial offering price of $0.02 per share of the common stock offered pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition or prospects, on the market prices of securities of comparable publicly traded companies, on financial and operating information of companies engaged in similar activities to ours, or on general conditions of the securities market. The price may not be indicative of the market price, if any, for our common stock in the trading market after this Offering. If the market price for our stock drops below the price which you paid, you may not be able to re-sell out common stock at the price you bought it for.

Because we do not intend to pay any dividends on our common stock; holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

The sale of our common stock pursuant to this prospectus or any future additional issuances of our common stock may result in immediate dilution to existing shareholders.

We are authorized to issue up to 250,000,000 shares of common stock, of which 35,000,001 shares are issued and outstanding as of the date of this prospectus. We are issuing up to 15,000,000 shares of our common stock pursuant to this prospectus. Our Board of Directors has the authority, without the consent of any of our stockholders, to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges attached to such shares. The sale of our common stock pursuant to this prospectus, and any future additional issuances of our common stock will result in immediate dilution to our existing shareholders’ interests, which may have a dilutive impact on our existing shareholders, and could negatively affect the value of your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs, on assumptions made by us, or upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 4, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 32 and the section entitled “Description of Our Business” beginning on page 14, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

USE OF PROCEEDS

The net proceeds to us from the sale of up to 15,000,000 shares offered at a public offering price of $0.02 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $50,000, $45,000 for legal and accounting, and $5,000 for other costs in connection with this offering (estimated transfer agent fees, filing fee, etc.). The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received

	10%	25%	50%	75%	100%

Shares Sold	1,500,000	3,750,000	7,500,000	11,250,000	15,000,000
Gross Proceeds	$30,000	$75,000	$150,000	$225,000	$300,000
Less Offering Expenses	$50,000	$50,000	$50,000	$50,000	$50,000
Net Offering Proceeds (Loss)	($20,000)	$25,000	$100,000	$175,000	$250,000

The Use of Proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

% of Offering Sold	10%	25%	50%	75%	100%

Legal and Accounting	$ -	$ 5,000	$ 10,000	$ 10,000	$ 10,000
Salaries/Consulting Fees	$ -	$ 15,000	$ 32,500	$ 87,500	$ 105,000
Graphic Design and Software Development	$ -	$ 2,500	$ 35,000	$ 35,000	$ 35,000
Working Capital	-	-	15,000	35,000	92,500
General and Administrative	-	2,500	7,500	7,500	7,500

Total	$ -	$ 25,000	$ 100,000	$ 175,000	$ 250,000

Our working capital and general and administrative expenses will continue to be borne out of our operating income. Our offering expenses are comprised of legal and accounting expenses and transfer agent fees. Our sole officer and Director will not receive any compensation for her efforts in selling our shares.

We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this registration statement, we will need some amount of working capital to maintain our general existence and comply with our public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

There is no commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of the maximum 15,000,000 shares of common stock being offered.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As at December 31, 2011, our last financial statement date, our total net tangible book value was $201,494, or approximately $0.006 per share based on 35,000,001 shares issued and outstanding as of that date. The proceeds from the sale of the new units being offered (up to a maximum of 15,000,000) will vary depending on the total number of shares actually sold in the offering. If all 15,000,000 units offered hereunder are sold, there would be a total of 50,000,000 common shares issued and outstanding (using the December 31, 2011 figure).

The following table sets forth as of December 31, 2011, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase 10%, 25%, 50%, 75% or 100% of the offering, before deducting offering expenses payable by us.

Percent of Shares Sold	10%	25%	50%	75%	100%
Number of shares sold	1,500,000	3,750,000	7,500,000	11,250,000	15,000,000
Anticipated net offering proceeds	($20,000)	$25,000	$100,000	$175,000	$250,000
Total shares issued and outstanding post offering	36,500,001	38,750,001	42,500,001	46,250,001	50,000,001
Offering price per share	$0.02	$0.02	$0.02	$0.02	$0.02
Pre-offering net tangible book value/share	$0.006	$0.006	$0.006	$0.006	$0.006
Post offering net tangible book value	$181,494	$226,494	$301,494	$376,494	$451,494
Post offering net tangible book value/share	$0.005	$0.006	$0.007	$0.008	$0.009
Increase (Decrease) in net tangible book value per share after offering	($0.001)	-	$0.001	$0.002	$0.003
Dilution per share to new shareholders	$0.015	$0.014	$0.013	$0.012	$0.011
New shareholders percentage of ownership after offering	4.1%	9.7%	17.6%	24.3%	30%
Existing stockholders percentage of ownership after offering	95.9%	90.3%	82.4%	75.7%	70%

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.02 per share was determined by us arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Company at this stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

See “Plan of Distribution” for additional information.

DIVIDEND POLICY

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain any earnings to develop and market our services. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have issued 35,000,001 shares of our common stock since our inception. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

Holders

There were 2 holders of record of our common stock as of August 3, 2012.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

PLAN OF DISTRIBUTION, TERMS OF THE OFFERING

There Is No Current Market for Our Shares of Common Stock

There is currently no market for our shares of common stock. We cannot give you any assurance that the shares you purchase will ever have a market or that if a market for our shares ever develops, that you will be able to sell your shares. In addition, even if a public market for our shares develops, there is no assurance that a secondary public market will be sustained.

The shares you purchase are not traded or listed on any exchange or quotation medium. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, to have our common stock quoted on the Over-the-Counter Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker who is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

The Over-the-Counter Bulletin Board is maintained by the Financial Industry Regulatory Authority, Inc. The securities traded on the Over-the-Counter Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our shares are quoted on the Over-the-Counter Bulletin Board, a purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on brokers-dealers who make a market in a "penny stock." A penny stock generally includes equity securities (other than securities registered on some national securities exchanges) that have a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

The Offering will be Managed by Our Officer and Director

This is a self-underwritten offering. We are offering to the public 15,000,000 shares of common stock on a “$300,000 maximum” basis at a purchase price of $0.02 per share. This Prospectus is part of a prospectus that permits Cindy Lee Kelly, our sole director and officer, to sell the shares directly to the public, with no commission or other remuneration payable to her. There are no definitive plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. Cindy Lee Kelly will sell the shares and intends to offer them to friends, family members, acquaintances, and business associates. In offering the securities on our behalf, she will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Cindy Lee Kelly, will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1.	Cindy Lee Kelly is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,
2.	Cindy Lee Kelly will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
3.	Cindy Lee Kelly is not, nor will she be at the time of participation in the offering, an associated person of a broker-dealer; and
4.

Cindy Lee Kelly meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither our sole officer and director, nor any affiliates intend to purchase any shares in this offering.

We will not use public solicitation or general advertising in connection with the offering. We will use our efforts to find purchasers for the shares offered by this prospectus within a period of 180 days from the date of the prospectus, subject to an extension for an additional period not to exceed 90 days.

We have no intention of inviting broker-dealer participation in this Offering.

Offering Period and Expiration Date

This Offering will commence on the effective date of the registration statement of which this prospectus is a part, as determined by the Securities and Exchange Commission, and will continue for a period of 180 days. We may extend the Offering for an additional 90 days, at our sole discretion, unless the offering is completed or otherwise terminated by us at an earlier date.

Procedures for Subscribing

If you decide to subscribe for any shares in Offering, you must deliver a check or certified funds for acceptance or rejection. There are no minimum share purchase requirements for individual investors. All checks for subscriptions must be made payable to "Auto Tool Technologies Inc."

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

  contains the toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

  a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITES ACT LIABILITIES

Nevada law provides that we may indemnify our directors and officers to the fullest extent.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF OUR BUSINESS

Overview

We were incorporated under the laws of the state of Nevada on May 10, 2011 and are engaged in the distribution of hand tools throughout Canada. Our fiscal year end is December 31. We have one subsidiary, DSL Products Limited, which we acquired via a share exchange on December 30, 2011 in exchange for 30,000,000 shares of our common stock, and which operates our hand tool distribution business. The share exchange was part of a reverse acquisition and DSL Products, Ltd. is considered the acquirer for accounting and financial reporting purposes.  Prior to the share exchange our business was focused on reviewing potential acquisition strategies to support our plans for the launch of a Business- to- Consumer web portal targeted at DIY tool enthusiasts.   Our business offices are currently located at 101 ½ Mary Street West, Whitby, Ontario, Canada, L1N 2R4. The address of agent for service in Nevada and registered corporate office is c/o National Registered Agents, Inc. of Nevada, 100 East William Street, Suite 204, Carson City, NV, 89701. Our telephone number is (905) 430-6433.

Products

We import and market hand tools, automotive accessories, lawn and garden products, home products, accessories and attachments for power tools, plumbing products, consumer mechanics tools, cargo control systems and accessories and fasteners. These products are sold to professional end users, distributors, and consumers, and are primarily distributed through a wide variety of retailers (including auto parts stores, home centers, mass merchants, hardware stores, and retail lumber yards).

Hand tools include measuring and levelling tools, hex key sets, hammers, demolition tools, knives and blades, screwdrivers, saws, chisels, clamps and clamping systems and consumer tackers. Automotive accessories include fuses and fuse sets, o-rings sets, specialty tools, tune-up kits, tire repair kits, electrical test kits, jumper cable sets, and mechanic gloves. Electric power tools equipment includes drill bits, grinders, various saws, polisher pads, routers bits, laser products. Lawn and garden products include work gloves, pruners, shears, and related accessories. Home products are comprised of cable ties, scissors, calculators, magnifying glasses, flexible flashlights, paint tools and cleaning brushes. Accessories and attachments for power tools include drill bits, hammer bits, router bits, hacksaws and blades, circular saw blades, jig and reciprocating saw blades, diamond blades, screwdriver bits and quick-change systems, and worksite tool belts and bags. Consumer mechanics tools include wrenches and sockets sets. Cargo control systems include ratchet tie-down straps, cambuckle sets, tow ropes, bungee cord sets and cargo nets.

Our products are sold throughout Canada. We contract the services of a national manufacturer’s agency who call on current and prospective customers. The sales agency is fully trained in product knowledge and our sales policies. We also sell our products on a wholesale basis via our website at www.toolcachecanada.com, which has on-line ordering capability which is secure and individualized to the respective customer. We plan on launching www.toolvalley.com as our retail consumer portal.

Competition

We compete on the basis of our reputation for product quality, our well-known brands, and our commitment to customer service, strong customer relationships, the breadth of its product lines and its innovative products and customer value propositions.

We encounter active competition in all of our businesses from both larger and smaller companies that offer the same or similar products and services or that produce different products appropriate for the same uses. We have a large number of competitors; however, aside from a small number of competitors who market a range of products somewhat comparable to us, the majority of our competitors compete only with respect to one or more individual products or product lines in that segment. Certain large customers offer private label brands ("house brands") that compete across a wider spectrum of our DIY segment product offerings.

Customers

A significant portion of our products are sold to a wide variety of automotive parts stores and home centers in Canada. A consolidation of retailers both in Canada and abroad has occurred over time. While this consolidation and the domestic and international expansion of these large retailers has provided us with opportunities for growth, the increasing size and importance of individual customers creates a certain degree of exposure to potential sales volume loss.

During the year ended December 31, 2011 we relied on 3 customers for an aggregate of 42% of our revenues.

Suppliers

We acquire our product for resale from established manufacturers and hand tool distributors. Almost all of our products are acquired as finished goods that are immediately ready for sale to our customers. Our products are manufactured using both ferrous and non-ferrous metals including, but not limited to steel, zinc, copper, brass, aluminum and nickel, and resin also represents a significant commodity used in production. Additionally, we use other commodity-based materials for components and packaging including, but not limited to, plastics, wood, and other corrugated products.

Patents and Trademarks

We have been granted a Canadian trademark registration for "Tool Valley."

  Serial/File No. 1293373

  Trademark: Tool Valley

  Registration No: TMA819,674

  Registration date: 12 Mar 2012

Employees

We have no employees other than our sole director and officer. Management and office administration services are provided by Cindy Kelly & Associates under a management consulting agreement.

On December 30, 2011 we entered into a consulting agreement with Cindy Kelly & Associates. Under the terms of the agreement we agreed to pay Cindy Kelly & Associates total compensation of CAD $75,000 a year. The agreement has an indefinite term, but may be terminated by Cindy Kelly & Associates by providing 90 days written notice.

Distribution Methods

We warehouse and distribute our products from a third–party logistics provider based in Whitby, Ontario. The logistics provider invoices us on a monthly basis for these services.

Government Regulation

There are no governmental regulations that are material to our operations.

DESCRIPTION OF PROPERTY

We do not own interests in any real property. Our sole director and officer, has provided us with 1,000 square ft of furnished office which is our principal executive office. This location currently serves as our primary office for planning and implementing our business plan. This space is currently sufficient for our purposes, and we expect it to be sufficient for the foreseeable future. Our sole director and officer charges the company $600 per month for use of this office space, which amount is included in the monthly consulting fee we pay to our sole director and officer.

REPORTS TO SECURITY HOLDERS

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

MANAGEMENT

Directors and Officers

All directors of our Company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Age	Position
Cindy Lee Kelly	52	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Cindy Lee Kelly

Cindy Lee Kelly is our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director and has served in these capacities since our inception on May 10, 2011.

Cindy Kelly began her career in 1983 with MCL Electronics, Ltd., a Toronto based company that specialized in manufacturing and distributing electronic household products. In 1988, she joined Harada Antennas Ltd., as the Office Manager. In 1994, Ms. Kelly joined Supplier Services, Ltd., as General Manager. In 1998 she was promoted to President. In 2005, Ms. Kelly formed her own consulting firm – Cindy Kelly & Associates. She provides administrative and management services to a number of companies, including our company.

Ms. Kelly will devote approximately 80% of her working time to our affairs.

Other Directorships

Ms. Kelly does not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

Since our Board of Directors does not include a majority of independent directors, the decisions of the Board regarding director nominees are made by persons who have an interest in the outcome of the determination. The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which the slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee's qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual's experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from each candidate prior to reaching a determination. The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our director is not obligated to commit her full time and attention to our business and, accordingly, she may encounter a conflict of interest in allocating her time between our operations and those of other businesses. In the course of her other business activities, she may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty. As a result, she may have conflicts of interest in determining to which entity a particular business opportunity should be presented. She may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;

  the opportunity is within the corporation’s line of business; and

  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

  our principal executive officer;

  each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2011 and 2010; and

  up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2011 and 2010, who we will collectively refer to as the named executive officers of our Company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cindy Lee Kelly(1)	2011	-	-	-	-	-	-	$93,000(2)	$93,000(2)
	2010	-	-	-	-	-	-	$88,000(2)	$88,000(2)

(1)	Ms. Kelly was appointed President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director on May 10, 2011.

(2)	These amounts have been paid to Cindy Kelly & Associates for the provision of all services related to our administration, office expenses and related overheads.

Cindy Kelly, our sole director and officer, has historically provided consulting services to our subsidiary through a consulting arrangement between our subsidiary and Cindy Kelly & Associates. On December 30, 2011, our subsidiary and Cindy Kelly and Associates entered into a written agreement in regards to this arrangement.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers in during our fiscal year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year End

There were no unexercised options, stock that has not vested and equity incentive plan awards for our named executive officers during the last two fiscal years.

Option Exercises

During our fiscal year ended December 31, 2011 there were no options exercised by our named officers.

Compensation of Directors

We did not provide any compensation to Ms. Kelly for performing her services as our director since the inception of our company.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Interlocks and Insider Participation

During 2011, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead the entire board of directors performed the function of compensation committee. Our board of directors approved the executive compensation, however, there were no deliberations relating to executive officer compensation during 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 30, 2011 we entered into a consulting agreement with Cindy Kelly & Associates. Under the terms of the agreement we agreed to pay Cindy Kelly & Associates total compensation of CAD $75,000 a year in exchange for services provided to us by our sole director and officer, Cindy Kelly. The agreement has an indefinite term, but may be terminated by Cindy Kelly & Associates by providing 90 days written notice.

At March 31, 2012, we were owed $431,817 (December 31, 2011 - $411,974) from two affiliated companies owned by our controlling shareholder, Rossland Asset Management Ltd., representing cash advances, net of expense reimbursements and accrued interest. The amount is unsecured, bears interest at 5% and is due on demand. During the three months ended March 31, 2012, we accrued $3,868 (2011 - $3,929) of interest on amounts owed from these related companies. The controlling shareholder has agreed to repay the amounts of $60,000 and $30,000 respectively by March 31, 2013. As of August 3, 2012, we had received payments of $30,000 and $15,000, respectively.

At March 31, 2012, we owed $11,000 (December 31, 2011 - $16,000) to our President. These were monies advanced by the President for general working capital purposes, i.e. accounting and professional fees as required. The amount is unsecured, non-interest bearing and due on demand.

During the three months ended March 31, 2012, we incurred $16,204 (March 31, 2011 - $21,509) of contractor expenses to our President.

There have been no other transactions since the beginning of our last fiscal year or any currently proposed transactions in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

Ms. Kelly is our only promoter as defined in Rule 405 of Regulation C due to her participation in and management of the business since our incorporation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of August 3, 2012, of our common stock by each of our directors and executive officers, by all of our executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of August 3, 2012, there were 35,000,001 shares of our common stock issued and outstanding. All persons named have sole voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this registration statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Cindy Lee Kelly 101 ½ Mary Street West Whitby, Ontario, Canada, L1N 2R4	5,000,001	14%
Directors and Executive Officers as a Group (1 person)	5,000,001	14%
Rossland Asset Management Ltd. 200- 252 Pall Mall Street, London, Ontario, N6A 5P6	30,000,000	86%
5% Holders as a Group (1 person)	30,000,000	86%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on August 3, 2012. As of August 3, 2012, we had 35,000,001 shares of our common stock issued and outstanding. All figures assume full dilution of convertible securities held.

Changes in Control

As of August 3, 2012 we are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value, and no authorized shares of preferred stock.

Common Stock

As of August 3, 2012 we had 35,000,001 shares of our common stock issued and outstanding. We did not have any convertible securities issued and outstanding.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to August 3 , 2012, we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our management may decide to declare a cash or stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760. Phone (727)289-0010. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

LEGAL REPRESENTATION

Dennis Brovarone, Attorney at Law, of 18 Mountain Laurel Drive, Littleton, CO 80127 will pass upon the validity of the common stock offered hereby.

EXPERTS

The financial statements included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by HJ & Associates, LLC, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offered by the Registrant. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and our common stock, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 4, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Overview

Our company was incorporated under the laws of the state of Nevada on May 10, 2011. On December 30, 2011, we acquired DSL Products, Ltd., (“DSL”) a company that is engaged in the sales and distribution of hand tools in Canada. DSL has actively sold its products via its B2B (“business-to-business”) website. We now seek to expand the development of an internet B2C (“business-to-consumer”) website that caters to tool enthusiasts.

Our offices are currently located at 101 ½ Mary Street West, Whitby, Ontario, Canada, L1N 2R4. Our telephone number is Tel: (905) 430-6433. We have a website at www .toolcachecanada. com, however, the information contained on our website does not form a part of the registration statement of which this prospectus is a part.

We launched our e-commerce B2B site in 2009. Initial results have been very encouraging. We plan to use our current internet presence to offer a social networking website that focuses on building online communities of DIY tool users. We plan to brand this website “Tool Valley.” Our website will allow DIY enthusiasts to chat, post pictures/videos, share expertise and experiences, create and share events, and manage their tool collections. Our B2B website, available at www .toolcachecanada. com, is accessible but the DIY portal is still a work-in-progress and in the development stage with respect to building the on-line community. We expect our website to have the on-line community portal ready for public launch within six months following completion of the Offering, provided that we raise sufficient capital to carry out our business plan.

In our management’s opinion the emerging alternatives to general social networking websites are niche social networking sites which are social networks targeted at a specific audience. By targeting a specific audience, niche social networks will be able to create a strong and lasting bond among their users. We believe, although no assurance can be given, that our plan to offer a niche social networking website for DIY enthusiasts is timely given the current market conditions.

Results of Operations – Years Ended December 31, 2011 and December 31, 2010

During the year ended December 31, 2011 we generated revenue of $973,813 compared to revenue of $1,008,455 for the year ended December 31, 2010. With this corresponding decrease in revenue, our costs of sales decreased from $665,949 for the year ended December 31, 2010 to $616,543 for the year ended December 31, 2011. However, our gross profit marginally increased from $342,506 for the year ended December 31, 2010 to $357,270 for the year ended December 31, 2011. The marginal increase in gross profit was primarily due to favorable currency fluctuations affecting our purchase of our products from our United States suppliers. In 2011, the average exchange value for $1 CDN was equal to $1.011 USD. In 2010, the average exchange value for $1 CDN was equal to $.971 USD.

For the year ended December 31, 2011 we incurred total operating expenses of $403,777 consisting primarily of $392,639 in selling, marketing and administrative expenses. This was compared to total operating expenses of $351,658 for the year ended December 31, 2010. The major component of our operating expenses are selling, marketing and administrative expenses, which consisted of $338,393 for the year ended December 31, 2010, which increased to $392,639 for the year ended December 31, 2011. We generated net income before taxes of $20,250 for the year ended December 31, 2010 as compared to a net loss of $38,858 for the year ended December 31, 2011. We incurred higher professional fees related to the legal and accounting expenses incurred due to the creation of our parent company, Auto Tool Technologies, Inc. This net loss was primarily as a result of the increased selling, marketing and administrative expenses noted above.

Since our incorporation, we have sold 5,000,001 shares of common stock to Cindy Kelly for total gross proceeds of $20,000.

Liquidity and Capital Resources – Years Ended December 31, 2011 and December 31, 2010

At December 31, 2011, we had total current assets of $216,589, total current liabilities of $430,148, and negative working capital of $213,559. This compares to our total current assets of $324,561 at December 31, 2010. Our current assets have traditionally consisted primarily of inventory and accounts receivable. We had total current liabilities of $441,220, and negative working capital of $116,659 as of December 31, 2010.

Historically, we have financed our cash flow and operations from the revenue we have generated. Net cash provided by equity financing activities has not generally been material. Net cash provided by equity financing activities was $20,000 in funds received from our sole director and officer prior to the reverse merger as payment for stock during the year ended December 31, 2011.

Results of Operations – Quarters Ended March 31, 2011 and March 31, 2010

During the quarter ended March 31, 2012 we generated revenue of $157,245 compared to revenue of $187,296 for the quarter ended March 31, 2011. The decrease in revenues is attributed to a fluctuation in the demand for our products. With this corresponding decrease in revenue, our costs of sales decreased from $124,475 for the quarter ended March 31, 2011 to $97,967 for the quarter ended March 31, 2012. Our gross profit remained relatively similar at $59,278 for the quarter ended March 31, 2012 and $62,821 during the same period in 2011.

For the quarter ended March 31, 2012 we incurred total operating expenses of $80,350 consisting primarily of $77,087 in selling, marketing and administrative expenses. This was compared to total operating expenses of $81,310 for the quarter ended March 31, 2011. The major component of our operating expenses was selling, marketing and administrative expenses, which consisted of $80,074 for the quarter ended March 31, 2011. We generated a net loss of $11,167 for the quarter ended March 31, 2012 as compared to a net loss of $10,974 for the quarter ended March 31, 2011. Our net loss and expenses were substantially unchanged between the two periods.

We expect that our expenses will increase in the coming months as a result of an increase in operations as well as legal and accounting expenses associated with becoming a reporting company. We have budgeted that these expenses will be approximately $10,000 for the next 12 months. We will need to raise additional funds to be able to meet these expected capital requirements, but there can be no assurance that we will be able to secure the required financing. If we are not able to raise the required financing, we will not be able to develop our business plan.

Purchase or Sale of Equipment

We have not purchased or sold, and we do not expect over the next twelve months to purchase or sell, any plants or significant equipment.

Liquidity and Capital Resources – Quarters Ended March 31, 2012 and March 31, 2011

At March 31, 2012, we had total current assets of $255,981, total current liabilities of $405,935, and negative working capital of $149,954. Our current assets have traditionally consisted primarily of inventory and accounts receivable.

Historically, we have financed our cash flow and operations from the revenue we have generated. Net cash provided by equity financing activities has not generally been material. Net cash provided by equity financing activities was $20,000 in funds received from our sole director and officer prior to the reverse merger as payment for stock during the year ended December 31, 2011.

During the quarter ended March 31, 2012 we used cash of $130,328 on operating activities compared to $160,725 during the same period in 2011. The decrease in cash used during the period in 2012 was due to a decrease in sales during that quarter. During the quarter ended March 31, 2012 we used cash of $12,889 in investing activities compared to $43,840 during the same period in 2011. The decrease in cash used during the period in 2012 was due to a decrease in loans provided to related parties. During the quarter ended March 31, 2012 we received $129,811 in cash from financing activities. This was comprised of $30,925 in our bank overdraft and $98,886 from our line of credit. This compares to a total of $173,835 cash provided by financing activities during the same period in 2011.

In the opinion of our management, additional funding is required to meet our development goals for the next twelve months. The estimated funding we require during the next twelve months period (beginning upon completion of this Offering) is between $400,000 and $450,000, which is $100,000 to $150,000 more than we expect to raise from the sale of our shares in this Offering. Even if we are able to sell of the offered securities, we will require an additional $100,000 to $150,000 in financing from other sources and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we are not able to raise a total of $400,000 to $450,000 in new capital, we may not be able to implement the corporate developments which we believe will increase our company’s profitability and client base.

These estimated expenditures are described in detail below under the heading “Expenditures.” The length of time during which we will be able to satisfy our cash requirements depends on our company’s revenue and how much additional revenue can be generated. We estimate that our current cash balances will be extinguished by December 31, 2012 provided we do not have any unanticipated expenses. During the year ended December 31, 2011 we used approximately $33,750 a month on our operations. During the next 12 months we expect the rate at which we use our capital in our operations to vary, but average approximately $45,000 a month on our business development, marketing activities as well as general and administrative expenses which include legal and accounting if we are able to raise the maximum amount of funds under this Offering and fully carry out our current business plan. Our estimate of needed capital is computed without taking into account any revenues from future operations, which are not assured. Although there can be no assurance at present, we anticipate to be in a position to generate additional revenues beginning approximately 4 to 6 months following the launch of our website or approximately within 10 to 12 months from the successful completion of this Offering.

We have not yet generated any revenue from online sales to retail consumers. We may require additional funds to implement our e-commerce solutions for retail consumers. These funds may be raised through equity financing, debt financing, or other sources, which may result in the dilution in the equity ownership of our shares. We will also need more funds if the costs of the development of our website are greater than we have budgeted. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements regarding this Offering or following this Offering for further financing and we may not be able to obtain financing when required. Our online e-commerce sales strategy is dependent upon our ability to obtain further financing, the successful development of our website, a successful marketing and promotion program, attracting and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are not able to raise any funds in this Offering, we will not have sufficient capital to carry out our online e-commerce sales strategy as planned.

Our bank has provided a line of credit facility at a rate of prime plus 1.55% per annum. As of December 31, 2011 we had $108,140 outstanding under this line of credit. We are required to provide our financial statements to the bank within 120 days of year end and depending on the bank’s review of our statements it may cancel or restrict the availability of any unused portion of the credit line.

There are no assurances that we will be able to obtain further funds required for our expanded operations. As widely reported, the global and domestic financial markets have been extremely volatile in recent months. If such conditions and constraints continue, we may not be able to acquire additional funds either through credit markets or through equity markets. Even if additional financing is available, it may not be available on terms we find favorable. At this time, there are no anticipated sources of additional funds in place. Failure to secure the needed additional financing will have an adverse effect on our ability develop our online e-commerce sales strategy.

Plan of Operations

Our business objectives for the next 12 months (beginning upon completion of this Offering), provided the necessary funding is available, are to generally expand upon our business, with a focus on the expansion of the online e-commerce aspect of our business.

As noted above, we have generated revenues for operations for the years ended December 31, 2011 and December 31, 2010. We believe that we will be able to increase revenue upon the activation of our “Tool Valley” branded website within four to six months following the public launch of our completed website, which we anticipate will be ready for public launch within 6 months of the successful completion of this Offering, provided that we have correctly estimated the funds required to execute our business plan.

We are developing an updated version of our on-line catalogue and plan to offer a social networking website that focuses on building online communities of DIY tool enthusiasts. Our website will allow DIY enthusiasts to chat, post pictures/videos, share knowledge about their favourite tools, create and share events and manage their tool collections.

Our business objectives for the next 12 months (beginning upon completion of this Offering), provided the necessary funding is available, are to:

*	build the brand recognition of “Tool Valley”;
*	complete the development of our web portal;
*	create interest in our website; and
*	to establish our website as a one-stop-shop for the tool enthusiast.

These business objectives and goals are described in detail in the section titled "Milestones".

Our ability to achieve our business objectives and goals with respect to the “Tool Valley” on-line community portal is entirely dependent upon the amount of shares sold in this Offering.

Activities to Date

We were incorporated in the State of Nevada on May 10, 2011. We are a fully developed operating company. Our operations have been limited to the sale and distribution of hand tools to the Canadian automotive aftermarket and retail hardware markets. Since June 2011 we have been developing a social networking website that caters to DIY tool enthusiasts. We expect our website to be ready for public launch of the “Tool Valley” on-line community portal within six months following successful completion of this Offering, provided that we have correctly estimated the funds required to execute our business plan.

Since our inception all of our sales have been to the wholesale and retail business markets. We have not made any sales direct to consumers. However, our management is of the opinion that:

  The market is ready for the type of service we propose
  The technological challenges we expect to face are surmountable
  The cost of implementation and delivery of our proposed service is modest for a company of our size.

Our management has already begun discussions with legal counsel, transfer agent and a Certified Public Accounting firm to ensure that we will meet all the compliance and disclosure requirements of being a public company.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures for the 12 months following the completion of this Offering. The expenditures are categorized by significant area of activity.

Legal and Accounting -	$10,000
Salaries/Consulting Fees -	88,000
Graphic Design and Software development -	35,000
General and Administrative -	317,000

As of March 31, 2012 Cash in hand - $5,934	$450,000

Milestones

Below is a brief description of our planned activities which we expect to commence immediately after the Offering is completed and the proceeds have been received and accepted.

Months 1 to 6 Following Completion of this Offering

Main Objectives:

  Hire a freelancer graphic designer;
  Identify and hire a freelance software developer to develop our tool collection management system;
  Initiate the graphic design of our “Tool Valley” corporate identity package (logos, layouts, fonts etc.); and

Based on the completion of the Offering, we will begin to interview software developer companies and freelance graphic designers. We plan to retain the services of the software developer and freelance graphic designer by the end of the first month. During month 2, we will work with the software developer on the specifications of the on-line tool catalogue management system and the way it will be integrated with our website. During months 3 and 4 we expect the software developer to develop and integrate it with our website. During month 5 we will test the system and correct any issues with it. We have budgeted $15,000 for the contractor, which we believe will be sufficient to develop and integrate the management system with our website. Our management intends to oversee and participate in the software development process.

We believe that the completion of this feature will be essential to generate revenues from the sale of tools direct to consumers since we expect it to appeal to consumers whether they have several tools or several tool chests full of tools.

During month 2 the freelance graphic designer will design our “Tool Valley” corporate identity package and marketing materials. We expect that our graphic designer will complete developing our corporate identity package (including logos, business cards, letterhead, stationary, email forms, etc.) by the end of month 3 at a cost of $7,500. Once completed, we intend for the designer to proceed with the revamping of our web site at a cost of $10,000. This task will be completed by the end of month 4. We expect to concurrently proceed with the printing of business cards, letterhead and envelopes at an anticipated cost of $2,500.

Once the development of the on-line catalogue system and the revamping of our website have been completed, we will publicly announce the launch of our new website. At this point in time our website would be complete and we would be in a position to generate revenue from product sales direct to consumers. However, there can be no assurance that we will be able to raise the funds required to undertake this business development.

Months 6 to 12 Following Completion of this Offering

Main Objectives:

  Integrate Facebook and Twitter with our website to allow users from other social networks to sign-in to our website;
  Set up a Google Adwords account and campaign;
  Promote and execute our marketing plan for our website; and
  Negotiate the sale of third-party goods on our website.

During the following six months we will focus our efforts on driving traffic to our website and executing of our marketing plan. Our major focus during this time will be an online advertising campaign using Google Adwords to drive traffic to our website. We have selected Google because of its success and popularity for web users wishing to find something using an internet search. The Google Adwords program will allow us to customize the text of our advertisements, the frequency of each advertisement's appearance, and the length of the advertising contract. For our purposes, we believe that this will give us the maximum amount of flexibility and allow us to closely monitor the costs of the marketing campaign. For the Adwords campaign we budgeted $10,000.

In addition, we plan to retain the services of a freelance software developer to integrate Facebook and Twitter with our website, and to add language translation capabilities to our website. We are budgeting $5,000 for the development of these features and expect this development to be complete by the end of month 12.

Although there can be no assurance at the present time, we expect our website to be ready for public launch within 6 months following completion of this Offering and to start generating revenues within 4 to 6 months following launch.

We have structured our planned activities and expenditures to be scalable with respect to the amount of proceeds we are able to raise from our offering. If we are successful in raising 25% of our offer, we will have $25,000 of net proceeds. These proceeds will be used to complete our Month 1-6 Milestones. Specifically, we will hire the software developer and freelance graphic designer who will develop and integrate the B2C on-line tool catalogue with our website. At this point we will have to utilize our current B2B catalogue for product content and we will limit our corporate identity package to the completion of the “Tool Valley” logo and business cards. If we are successful in raising 50% of our offering, we will expand our launch program to include integration with social media providers including Facebook and Twitter. These activities would include a 90 day software development program and updating of our on-line catalogue. We will complete our corporate identity package and set up a Google Adwords account and campaign. If we are successful in raising 75% of our offering, we will include further software development to provide on-line chat, video downloads and translation. We will expand our marketing activities to reach more of our target audience and promote our B2C portal. If we raise 10% of offering we will not have any proceeds available for our planned business activities as they relate to our consumer sales portal.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Auto Tool Technologies Inc.

December 31, 2011

Auto Tool Technologies Inc.

March 31, 2012
(unaudited)

Consolidated Balance Sheets	F–11
Consolidated Statements of Operations	F–12
Consolidated Statements of Cash Flows	F–13
Notes to the Consolidated Financial Statements	F–14

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Auto Tool Technologies, Inc.
Whitby, Ontario, Canada

We have audited the accompanying consolidated balance sheets of Auto Tool Technologies, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over consolidated financial reporting. Our audit included consideration of internal control over consolidated financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over consolidated financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Auto Tool Technologies, Inc. as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ HJ & Associates, LLC
Salt Lake City, Utah
May 8, 2012

Auto Tool Technologies Inc.
Consolidated Balance Sheets
(Expressed in US dollars)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash	$19,215	$30,452
Accounts receivable	99,119	190,847
Other receivable	10,296	10,528
Inventory	84,960	87,765
Prepaid expenses	2,999	4,969
Total Current Assets	216,589	324,561
Due from related party (Note 6)	411,974	348,502
Property and equipment, net of accumulated depreciation of $19,986 (2010 – $18,426) (Note 4)	3,079	5,157
Total Assets	$631,642	$678,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$277,055	$399,645
Accrued liabilities	28,953	41,575
Due to related party (Note 6)	16,000	–
Line of credit (Note 5)	108,140	–
Total Liabilities	430,148	441,220

Commitments and Contingencies
Stockholders’ Equity (Note 7)
Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.001 par value, 200,000,000 shares authorized, 35,000,001 and 30,000,000 shares issued and outstanding, respectively	35,000	30,000
Additional paid in capital (discount)	(3,495)	(6,963)
Retained earnings	126,974	166,737
Accumulated other comprehensive income	43,015	47,226
Total Stockholders’ Equity	201,494	237,000
Total Liabilities and Stockholders’ Equity	$631,642	$678,220

Auto Tool Technologies Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in US dollars)

	Years Ended
	December 31,
	2011	2010
Revenue	$973,813	$1,008,455
Cost of Sales	616,543	665,949
Gross Profit	357,270	342,506

Expenses
Bank charges and interest	11,138	13,265
Selling, marketing and administrative	392,639	338,393
Total Operating Expenses	403,777	351,658
Loss Before Other Income (Expenses)	(46,507)	(9,152)
Other Income (Expense)
(Loss) Gain on foreign exchange	(8,021)	14,514
Interest income (Note 6)	15,670	14,888
(Loss) Income before taxes	(38,858)	20,250
Income taxes	(905)	(1,471)
Net (Loss) Income	(39,763)	18,779
Foreign currency translation adjustments	4,211	12,335
Comprehensive (Loss) Income	$(35,552)	$31,114
Net Earnings (Loss) Per Share – Basic and Diluted	$(0.00)	$0.00
Weighted Average Shares Outstanding	31,739,726	30,000,000

Auto Tool Technologies Inc.
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Years Ended
	December 31,
	2011	2010
Operating Activities
Net Income (Loss)	$(39,763)	$18,779
Adjustments to reconcile net income to cash provided (used) in operating activities:
Bad debt expense	6,791	–
Depreciation expense	2,021	1,217
Changes in operating assets and liabilities:
Prepaid expenses	1,914	(589)
Inventories	901	(8,148)
Accrued interest receivable	(15,669)	(14,888)
Accounts receivable	90,062	84,197
Accounts payable and accrued liabilities	(135,674)	181,220
Net Cash Provided By (Used in) Operating Activities	(89,417)	261,788
Investing Activities
Loans to related parties	(154,686)	(22,121)
Repayments from related parties	110,097	9,716
Net cash acquired on reverse capitalization	11,461	–
Net Cash Used in Investing Activities	(33,128)	(12,405)
Financing Activities
Bank overdraft	–	(17,922)
Net change in line of credit	111,264	(202,062)
Net Cash (Used in) Provided By Financing Activities	111,264	(219,984)
Effect of Exchange Rate Changes on Cash	44	1,053
Increase (Decrease) In Cash	(11,237)	30,452
Cash - Beginning of Year	30,452	–
Cash - End of Year	$19,215	$30,452
Supplemental Disclosures
Interest paid	$11,138	$13,265
Income taxes paid	$1,922	$1,770

Auto Tool Technologies Inc.
Consolidated Statements of Stockholders’ Equity
(Expressed in US dollars)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income	Total
Balance, December 31, 2009	30,000,000	$30,000	$(6,963)	$147,958	$34,891	$205,886
Foreign currency translation adjustments	–	–	–	–	12,335	12,335
Net income for the year	–	–	–	18,779	–	18,779
Balance, December 31, 2010	30,000,000	30,000	(6,963)	166,737	47,226	237,000
Recapitalization upon reverse acquisition	5,000,001	5,000	3,468	–	–	8,468
Foreign currency translation adjustments	–	–	–	–	(4,211)	(4,211)
Net loss for the year	–	–	–	(39,763)	–	(39,763)
Balance, December 31, 2011	35,000,001	$35,000	$(3,495)	$126,974	$43,015	$201,494

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
December 31, 2011

1.	Nature of Operations

Auto Tool Technologies Inc. (the “Company”) was incorporated under the laws of the State of Nevada on May 10, 2011. Upon completion of an acquisition agreement, as described below, the Company acquired the business of DSL Products Limited. The Company is engaged in the sales and distribution of hand tools in Canada.

On December 30, 2011, the Company closed an acquisition agreement with Rossland Asset Management Ltd. (“Rossland”) in which the Company acquired DSL Products Limited (“DSL”), a private company fully owned by Rossland, in exchange for the issuance of 30,000,000 shares of common stock to Rossland. Refer to Note 3.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation and Principles of Consolidation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, DSL Products Limited. All inter-company accounts and transactions have been eliminated. The Company’s fiscal year-end is December 31. These consolidated financial statements present the net assets and operations of DSL Products Limited from the periods from inception on October 12, 1978 to December 31, 2011 since the net assets and operations of DSL Products Limited are deemed to be the continuing entity for accounting purposes under the terms of the acquisition described in Note 3. Accordingly, DSL Products Limited is deemed to have acquired the net assets and operations of Auto Tool Technologies Inc. on December 31, 2011. The comparative figures as of and for the year ended December 31, 2010 are those of DSL Products Limited alone.

	b)	Use of Estimates

The preparation of these consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to useful life and recoverability of long-lived assets, collectability of receivables and related bad debt expenses, inventory shrinkage and write off, deferred income tax asset valuations and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents.

	d)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount billed to customers and are ordinarily due upon receipt. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Provisions for doubtful accounts are recorded when it is deemed probable that the customer will not make the required payments at either the contractual due dates or in the future.

	e)	Inventory

Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value.

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
December 31, 2011

Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. At December 31, 2011 and 2010, inventory consisted of tools and tool displays.

f)	Property and Equipment

Property and equipment consists of furniture, fixtures and computer equipment and is recorded at cost. Depreciation is recorded on a straight-line basis over five years.

g)	Long lived assets

In accordance with ASC 360, Property Plant and Equipment the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

h)	Financial Instruments/Concentrations

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, and loan payable. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments the fair value of cash equivalent is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the Company’s other financial instruments approximate their current fair values because of their nature and relatively short maturity dates or durations.

i)	Shipping and Freight

Shipping and freight costs are classified as part of the operating expenses. These costs are considered recurring costs that are incurred in order to generate sales.

j)	Foreign Currency Translation

The functional currency of the Company is the Canadian dollar and the reporting currency of the Company is the United States dollar. The financial statements of the Company were translated to United States dollars in accordance with ASC 830, Foreign Currency Translation Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Gains and losses arising on foreign currency denominated transactions included in the determination of income. Foreign currency transactions are primarily undertaken in United States dollars. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

k)	Comprehensive Loss

ASC 220, Comprehensive Income establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. During the years ended December 31, 2011 and 2010, the Company’s only component of comprehensive income was foreign currency translation adjustment.

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
December 31, 2011

	l)	Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company did not have any dilutive potential shares outstanding at December 31, 2011 or 2010.

	m)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted ASC 740, Income Taxes as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of December 31, 2011, the Company had no accrued interest or penalties related to uncertain tax positions.

	n)	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

	o)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

	p)	Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $39,189 and $18,500 for the years ended December 31, 2011 and 2010 respectively.

3.	Acquisition of DSL Products Limited

On December 30, 2011, the Company entered into an acquisition agreement (the “Acquisition Agreement”) with Rossland Asset Mangement Ltd. ("Rossland). The Company acquired 100% of DSL Products Limited ("DSL") from Rossland in exchange for 30,000,000 shares of common stock (the "Acquisition"). DSL is engaged in the sales and distribution of hand tools in Canada. Rossland held 86% of the total issued and outstanding common shares of the Company immediately following the Acquisition. The Acquisition was a capital transaction in substance and therefore has been accounted for as a recapitalization, which is outside the scope ASC 805, “Business Combinations”. Under recapitalization accounting, DSL is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. These consolidated financial statements include the accounts of the Company since the effective date of the recapitalization and the historical accounts of the business of DSL since inception.

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
December 31, 2011

4.	Property and Equipment

	December 31,	December 31,
	2011	2010
Furniture and Fixtures	$12,931	$13,222
Computer Equipment	10,133	10,361
	23,064	23,583
Less: Accumulated Depreciation	(19,985)	(18,426)
	$3,079	$5,157

5.	Line of Credit

	December 31,	December 31,
	2011	2010
Line of credit payable to bank, interest imputed at prime rate plus 1.55% per annum, secured by assets of the Company.	$108,140	$–
	$108,140	$–

Under the terms of this credit facility, the Company is required to provide financial statements to the bank within 120 days of its fiscal year-end. The Company’s line of credit is a revolving demand facility and is secured by the assets of the Company. The bank may at it sole discretion, cancel or restrict availability of any unutilized portion of the line of credit at any time.

6.	Related Party Transactions

At December 31, 2011, the Company is owed $411,974 (2010 - $348,502) from two affiliated companies owned by the controlling shareholder of the Company, representing cash advances, net of expense reimbursements and accrued interest. The amount is unsecured, bears interest at 5% and is due on demand. During the year ended December 31, 2011, the Company accrued $15,670 (2010 - $14,888) of interest on amounts owed from the related companies. The Company has entered into agreements that will repay $5,000 and $2,500 monthly via payments to the Company until the amount owing plus accrued interest is fully repaid. These payments commenced on January 31, 2012 and have been made each month as agreed. At December 31, 2011, the Company owed $16,000 to the President of the Company. These were monies advanced by the shareholder for general working capital purposes, i.e. accounting and professional fees as required. The amount is unsecured, non-interest bearing and due on demand.

7.	Common Stock

On December 30, 2011, the Company issued 30,000,000 shares of common stock pursuant to the acquisition agreement described in Note 3.

8.	Income Taxes

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to loss before income taxes as follows at December 31:

	2011	2010
	$	$
Net (Loss) Income Before Taxes	(38,858)	20,250
Income tax expense on net income at effective Canadian tax rate of:	16%	16%
	(6,217)	3,240
Non-deductible expenses	2,811	(4,711)
Valuation allowance	2,501	-
Provision for income taxes at combined tax rates	(905)	(1,471)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates on the date of enactment. At December 31, 2011 and 2010 the Company did not have any material deferred income tax assets, liabilities or net operating loss carry forwards.

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
December 31, 2011

9.	Major Customers

Sales for the years ended December 31, 2011 and 2010 included sales to the following major customers as a percentage of total sales:

	2011	2011	2010	2010
	Sales	Receivable Balance	Sales	Receivable Balance

Customer A	20%	-	19%	-
Customer B	12%	$9,784	14%	$14,102
Customer C	10%	$4,562	5%	$6,994

10.	Subsequent Events

Management has evaluated subsequent events pursuant to ASC Topic 855, and has determined there are no subsequent events to be reported as of May 8, 2012, the date these consolidated financial statements were issued.

Auto Tool Technologies Inc.
Consolidated Balance Sheets
(Expressed in US dollars)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets
Cash	$5,934	$19,215
Accounts receivable	67,014	99,119
Other receivable	10,497	10,296
Inventory	79,478	84,960
Prepaid expenses	3,058	2,999
Due from related parties, short-term (Note 5)	90,000	–
Total Current Assets	255,981	216,589
Due from related parties, long-term (Note 5)	341,817	411,974
Property and equipment, net of accumulated depreciation of $20,877 (2011 – $19,985) (Note 3)	2,637	3,079
Total Assets	$600,435	$631,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Checks written in excess of funds on deposit	$31,033	$–
Accounts payable	146,444	277,055
Accrued liabilities	7,974	28,953
Due to related party (Note 5)	11,000	16,000
Line of credit (Note 4)	209,484	108,140
Total Liabilities	405,935	430,148

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.001 par value, 200,000,000 shares authorized, 35,000,001 shares issued and outstanding	35,000	35,000
Additional paid in capital (discount)	(3,495)	(3,495)
Retained earnings	115,807	126,974
Accumulated other comprehensive income	47,188	43,015
Total Stockholders’ Equity	194,500	201,494
Total Liabilities and Stockholders’ Equity	$600,435	$631,642

Auto Tool Technologies Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in US dollars)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenue	$157,245	$187,296
Cost of Sales	97,967	124,475
Gross Profit	59,278	62,821
Expenses
Bank charges and interest	3,263	1,236
Selling, marketing and administrative	77,087	80,074
Total Operating Expenses	80,350	81,310
Loss Before Other Income	(21,072)	(18,489)
Other Income
Gain on foreign exchange	6,037	3,586
Interest income (Note 5)	3,868	3,929
Loss before taxes	(11,167)	(10,974)
Income taxes	–	–
Net Loss	(11,167)	(10,974)
Foreign currency translation adjustments	4,173	5,947
Comprehensive Loss	$(6,994)	$(5,027)
Net Loss Per Share – Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Shares Outstanding	35,000,001	30,000,000

Auto Tool Technologies Inc.
Consolidated Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Operating Activities
Net Loss	$(11,167)	$(10,974)
Adjustments to reconcile net loss to cash provided (used) in operating activities:
Depreciation expense	499	507
Changes in operating assets and liabilities:
Prepaid expenses	–	2,536
Inventories	7,116	1,267
Accrued interest receivable	(3,868)	(3,929)
Accounts receivable	33,921	155,839
Accounts payable and accrued liabilities	(156,829)	(305,971)
Net Cash Used in Operating Activities	(130,328)	(160,725)
Investing Activities
Repayment of related party loan	(5,000)	–
Loans to related parties	(7,889)	(43,840)
Net Cash Used in Investing Activities	(12,889)	(43,840)
Financing Activities
Bank overdraft	30,925	47,883
Net change in line of credit	98,886	125,952
Net Cash Provided By Financing Activities	129,811	173,835
Effect of Exchange Rate Changes on Cash	125	188
Decrease In Cash	(13,281)	(30,542)
Cash - Beginning of Period	19,215	30,542
Cash - End of Period	$5,934	$–
Supplemental Disclosures
Interest paid	$2,494	$682
Income taxes paid	$–	$–

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
March 31, 2012
(Expressed in US dollars)
(Unaudited)

1.	Nature of Operations

Auto Tool Technologies Inc. (the “Company”) was incorporated under the laws of the State of Nevada on May 10, 2011. Upon completion of an acquisition agreement, as described below, the Company acquired the business of DSL Products Limited. The Company is engaged in the sales and distribution of hand tools in Canada.

On December 30, 2011, the Company closed an acquisition agreement with Rossland Asset Management Ltd. (“Rossland”) in which the Company acquired DSL Products Limited (“DSL”), a private company fully owned by Rossland, in exchange for the issuance of 30,000,000 shares of common stock to Rossland.

2.	Basis of Presentation and Principles of Consolidation

The unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the Securities and Exchange Commission (“SEC”) instructions for companies filing Form 10-Q. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of March 31, 2012, and the results of operations and cash flows for the period then ended. The financial data and other information disclosed in the notes to the interim consolidated financial statements related to this period are unaudited. The results for the three-month period ended March 31, 2012 are not necessarily indicative of the results to be expected for any subsequent quarter or the entire year ending December 31, 2012. The unaudited interim consolidated financial statements have been condensed pursuant to the Securities and Exchange Commission's rules and regulations and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these unaudited interim consolidated financial statements should be read in conjunction with the Company’s annual audited consolidated financial statements and notes thereto for the year ended December 31, 2011, included in the Company’s Registration Statement on Form S-1 filed on May 9, 2012 with the SEC.

These financial statements and related notes are expressed in US dollars. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, DSL Products Limited. All inter-company accounts and transactions have been eliminated. The Company’s fiscal year-end is December 31. The net assets and operations of DSL Products Limited are deemed to be the continuing entity for accounting purposes under the terms of the acquisition described in Note 3 of the December 31, 2011 financial statements included in the S-1 filed with the SEC on May 9, 2012. Accordingly, DSL Products Limited is deemed to have acquired the net assets and operations of Auto Tool Technologies Inc. on December 30, 2011. The comparative figures as of and for the three month period ended March 31, 2012 are those of DSL Products Limited alone.

3.	Property and Equipment

	March 31,	December 31,
	2012	2011

Furniture and Fixtures	$13,184	$12,931
Computer Equipment	10,330	10,133
	23,514	23,064
Less: Accumulated Depreciation	(20,877)	(19,985)
	$2,637	$3,079

4.	Line of Credit

	March 31,	December 31,
	2012	2011
Line of credit payable to bank, interest imputed at prime rate plus 1.55% per annum, secured by assets of the Company.	$209,484	$108,140
	$209,484	$108,140

(The accompanying notes are an integral part of these unaudited consolidated financial statements)

Auto Tool Technologies Inc.
Notes to the Consolidated Financial Statements
March 31, 2012
(Expressed in US dollars)
(Unaudited)

5.	Related Party Transactions

a)

At March 31, 2012, the Company is owed $431,817 (December 31, 2011 - $411,974) from two affiliated companies owned by the controlling shareholder of the Company, representing cash advances, net of expense reimbursements and accrued interest. The amount is unsecured, bears interest at 5% and is due on demand. During the three months ended March 31, 2012, the Company accrued $3,868 (2011 - $3,929) of interest on amounts owed from the related companies. The controlling shareholder will repay the amounts of $60,000 and $30,000 respectively by March 31, 2013. As of August 3, 2012, the Company has received payments of $30,000 and $15,000, respectively. At March 31, 2012, the Company owed $11,000 (December 31, 2011 - $16,000) to the President of the Company. These were monies advanced by the shareholder for general working capital purposes, i.e. accounting and professional fees as required. The amount is unsecured, non-interest bearing and due on demand.

	a)	During the three months ended March 31, 2012, the Company incurred $16,204 (March 31, 2011 - $21,509) of contractor expenses to the President of the Company.

6.	Subsequent Events

Management has evaluated subsequent events pursuant to ASC Topic 855, and has determined there are no subsequent events to be reported as of August 3, 2012, the date these financial statements were issued.

(The accompanying notes are an integral part of these unaudited consolidated financial statements)

Until ________, 2012 [90 days from date of prospectus], all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

AUTO TOOL TECHNOLOGIES INC.

Maximum of 15,000,000
Shares of
Common Stock

PROSPECTUS

____________________, 2012

PART II

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$35
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Printing and marketing expenses	2,000
Miscellaneous	2,965
Total	$50,000

Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Recent Sales of Unregistered Securities

On May 10, 2011, we issued 5,000,000 shares of our common stock to Cindy Lee Kelly, our sole officer and director, for a purchase price of $0.004 per share, or for aggregate proceeds of $20,000.

On December 30, 2011 we entered into and closed a share purchase agreement whereby we acquired our operating subsidiary, DSL Products Limited, in exchange for the issuance of 30,000,000 shares of our common stock which we issued to Rossland Asset Management Ltd., a non-US investor.

We believe that the issuances of the securities set forth above were exempt from registration as offerings completed under Regulation S of the Securities Act and the regulations promulgated thereunder. We believed that this exemption from registration was available for each transaction because each purchaser represented to us, among other things, that he was a non-U.S. person as defined in Regulation S, was not acquiring the shares for the account or benefit of, directly or indirectly, any U.S. person, he had the intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof, and that he was sophisticated and was able to bear the risk of loss of his entire investment. Further, appropriate legends were affixed to the certificates for the securities issued in such transactions and we did not otherwise engage in distribution of these shares in the U.S.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Articles of Incorporation of Registrant. (1)
3.2	Bylaws of Registrant. (1)
5.1	Legal Opinion of Dennis Brovarone, Attorney at Law.
10.1	Consulting Agreement with Cindy Kelly & Associates, dated December 30, 2011. (1)
10.2	Share Purchase Agreement with Rossland Asset Management Ltd. for the acquisition of DSL Products Limited, dated December 30, 2011. (1)
23.1	Consent of HJ & Associates, LLC.
23.2	Consent of Dennis Brovarone, Attorney at Law (incorporated in Exhibit 5.1).

(1) incorporated by reference from our Registration Statement on Form S-1 filed on May 9, 2012.

Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

	(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitby, Ontario, on August 3, 2012.

AUTO TOOL TECHNOLOGIES INC.

By:	/s/ Cindy Lee Kelly
Cindy Lee Kelly
President, Chief Executive Officer, Chief
Financial Officer (Principal Executive Officer,
Principal Financial Officer), Director

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

President, Chief Executive
/s/ Cindy Lee Kelly	Officer, Chief Financial	August 3, 2012
Cindy Lee Kelly	Officer (Principal Executive
Officer, Principal Financial
Officer), Director